EXHIBIT 99.1

Boston Communications Group, Inc. Signs Definitive Settlement

Agreement to End Freedom Wireless Litigation

Company is Reviewing its Historical Option Grants Practice in Response to Informal

SEC Inquiry

July 21, 2006; Bedford, Mass. - Boston Communications Group, Inc. (NASDAQ: BCGI), a leading provider of products and solutions that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs, and Freedom Wireless, Inc. today announced that they have signed a definitive settlement and license agreement settling and dismissing, with prejudice, Freedom Wireless’ patent litigation against bcgi and its carrier customers, including its co-defendants.

“We are thankful to be able to end this chapter in bcgi’s history, and we believe that the decision we’ve made to enter into a settlement with Freedom Wireless is the most prudent path forward to preserve and enhance the value of our business by alleviating the risk our customers and other stakeholders might have borne in the course of our continuing legal battle,” said E.Y. Snowden, bcgi president and CEO. “With this agreement, and our ability to offer the wireless industry bcgi’s best in class, 3GPP-compliant, Intelligent Network-based Real-Time Billing platform together with the protection of a license for the Freedom Wireless patents, we believe bcgi’s competitive position is dramatically enhanced, as evidenced by today’s 8-K filing disclosing a long-term contract renewal.”

The terms of the settlement and license agreements have been finalized, and the settlement is conditioned upon the entry of orders vacating certain orders and judgments in the U.S. District Court for the District of Massachusetts. The license agreement allows bcgi to continue business, including the sale of its real-time prepaid billing product, without the burden of any infringement claim by Freedom Wireless. The license agreement protects bcgi’s mobile operator customers, channel partners, and suppliers in connection with bcgi products, services and technologies. However, it does not resolve or settle any claims, disputes or liabilities relating to the use or infringement of the Freedom patents by mobile operators in connection with any prepaid wireless system or service other than services provided by bcgi.

Pursuant to the settlement agreement, bcgi will pay to Freedom Wireless $55.3 million in full and final settlement of all claims against bcgi through June 30, 2006, including $12.6 million that will be a prepayment of royalties under the license agreement. The prepayment is anticipated to cover bcgi’s royalty obligations to Freedom Wireless for the period from July 1, 2006, through approximately Feb. 28, 2007. The total settlement to be paid collectively by all of the defendants to Freedom Wireless is $87 million. As part of the settlement, bcgi’s co-defendants have agreed to release bcgi from its indemnification obligations to such parties.

The license agreement enables bcgi to provide mobile operators real-time prepaid wireless services that are fully licensed under the Freedom patents. Pursuant to the license agreement, bcgi will be required to pay ongoing future royalties for prepaid subscribers beginning on or about March 1, 2007, in accordance with the terms in the license agreement. The license agreement also provides for a contingent payment equal to 5 percent of any increase in bcgi’s average market capitalization for the six months ending June 30, 2007, compared to the six months ended June 30, 2006, payable in four quarterly installments beginning September 30, 2007.

“In terms of prepaid subscribers served, this license agreement makes bcgi the largest Freedom Wireless licensee,” Snowden said. “We believe that the protection this license affords our customers will allow future pricing to accommodate the cost of the royalties. With our license of these patents, and our industry leading Real-Time Billing features, performance and flexibility, we look forward to reinforcing our prepaid wireless leadership as the segment continues to grow.”

bcgi, its codefendants and Freedom have filed a Joint Motion for Relief from Orders and Judgment in the District Court, requesting the court to vacate certain orders, including vacating the finding of willful infringement against bcgi. If the District Court denies the joint motion, the settlement will not be consummated; the parties have asked the District Court to rule on this joint motion expeditiously.

bcgi Accounting Treatment

With respect to the accounting treatment of bcgi’s $55.3 million cash payment, bcgi had previously accrued a $64.3 million estimated loss related to the Freedom litigation. While the Company is still evaluating the accounting treatment relating to the payments and obligations of the Settlement and License Agreements, for the quarter ended June 30, 2006, bcgi expects to reverse a portion of the previously recorded loss, resulting in a net gain to operating income to reflect the amount of settlement related to past damages. The royalty prepayment of $12.6 million is expected to be recorded as an asset as of June 30, 2006, and amortized to expense over the period from July 2006 through February 2007. bcgi expects to finalize and report the accounting details of the settlement and license agreement in its second quarter earnings release, which is expected to be on July 28, 2006. Absent the impact of the settlement and license agreement on the Company’s financial statements as of June 30, 2006, the Company reiterates its previous guidance of lower sequential revenues and a net loss for the second quarter.

bcgi’s cash, cash equivalents and restricted cash totaled $70.3 million as of March 31, 2006. Under the terms of the Appeal Agreement with Cingular Wireless, the $41.9 million restricted cash amount in escrow as of March 31, 2006 will be applied toward bcgi’s settlement payment to Freedom.

Option Grants

bcgi also announced today that Staff of the Securities and Exchange Commission had contacted it by telephone regarding an informal inquiry relating to certain option grants made between 1998 and 2002. The Board of Directors has retained outside counsel which, along with bcgi, has begun to review bcgi’s historical option grants practices. The results of that review will be reported by outside counsel to a Special Committee of the Board. The review is still ongoing and the Special Committee is continuing to review these matters. Based on the investigation conducted to date, the actual measurement dates for accounting purposes for certain stock option grants during prior periods may differ from the recorded grant dates for such awards. As a result, the Company may need to record additional non-cash charges for stock-based compensation expense related to those prior periods, however, the impact of any such compensation charges, if any, for any relevant fiscal period has not been determined.

Conference

bcgi will hold a conference call and Web cast at 8:00 AM on Monday July 24, 2006 to discuss the settlement. bcgi President and CEO, E.Y. Snowden, and Chief Financial Officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the scheduled start of the call. For those unable to participate at the designated time, a replay will be available for seven days following the call via telephone at 1-800-642-1687 (Conference ID:3457474) and will be available for 90 days on the Web at www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding the timing and terms of the settlement with Freedom Wireless, bcgi’s competitive position, the time period covered by the royalty prepayment to Freedom Wireless, future pricing including the cost of the royalties, the impact on previously issued financial statements as a result of the stock option review, and revenue and earnings guidance. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward looking statements are: the entry of orders vacating certain orders and judgments in the U.S. District Court for the District of Massachusetts and the Courts ruling on those orders, bcgi’s ability to sell its Real-Time Billing product to new customers, the growth of bcgi’s carrier customers during the prepayment period, the results of the review of bcgi’s historical option grants practices and additional information that may cause the current quarter results to differ from bcgi’s guidance as well as the other factors that may affect future operating results detailed in bcgi’s form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission.

About bcgi

bcgi delivers innovative products and services that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs. Founded in 1988, bcgi is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payments and access management. For more information, visit www.bcgi.net.

Contact:

bcgi Media Inquiries

Stephanie	Pachucki
1-781-904-5026

spachucki@bcgi.net

bcgi Investor Inquiries

Joe Calabrese

1-212-827-3772

investor_relations@bcgi.net